Exhibit 99.1

Islet Sciences Appoints Chief Financial and Chief Operating Officer

Seasoned Financial Executive, David E. Wilder, Joins Biopharmaceutical Company

NEW YORK, NY--(Marketwired – Oct 21, 2015) - Islet Sciences, Inc. (OTCQB: ISLT) ("Islet Sciences"), a biopharmaceutical company focused on developing new technologies and medicines for the early detection, intervention, and pre-treatment to prevent and slow the progression of metabolic disease, today announced that it has appointed David E. Wilder as Chief Financial Officer, effective October 8, 2015 and Chief Operating Officer, effective October 19, 2015.

“David’s extensive experience in finance and global corporate management in the biotech, technology and a variety of other industries makes him an ideal candidate for chief financial officer as we develop and deploy new technologies aimed primarily at eradicating diabetes,” commented Larry Ellingson, Chief Executive Officer of Islet Sciences. “His understanding of operational environments, including extensive turnaround experience and cash flow management, will be instrumental to our mission, and we are glad he will assume the duties of our chief operating officer as well.”

Mr. Wilder brings significant financial leadership experience to Islet Sciences including cash flow management, strategic planning, operating cost management, management of banking and supplier relationships, acquisition integration, SEC reporting and audit and compliance. Most recently, he served as Chief Operating and Financial Officer at Vanguard Unlimited Inc., a master distributor of a broad portfolio of rapid diagnostic tests, which he helped found and launch. Prior to that, Mr. Wilder served as chief financial officer for a number of small-cap companies where he was instrumental in establishing processes and controls to affect the proper start-up and on-going management of all financial and administrative functions.

Mr. Wilder added, “I have a passion for designing and implementing operational processes that support an organization’s goals for growth, compliance, and diligent, disciplined financial management. Joining Islet Sciences in this early stage gives me the opportunity to assist the management team in setting the course for the company’s success.”

Mr. Wilder holds a Bachelor of Science in Business Administration from the University of Southern California. He also served in the United States Navy.

About Islet Sciences

Islet Sciences, Inc., a biopharmaceutical company based in New York, NY, is developing new medicines and technologies for the treatment of metabolic disease. For more information, please visit http://www.isletsciences.com.

Forward-Looking Statements

Certain statements in this press release constitute forward-looking statements. These statements are not historical facts but instead represent only Islet Science’s belief regarding future events, many of which, by their nature, are inherently uncertain and outside Islet Science’s control. It is possible that actual results will differ, possibly materially, from the anticipated results indicated in these statements. Factors that could affect Islet Science's financial and other results are included in Islet Science's periodic filings with the SEC pursuant to the Securities Exchange Act of 1934.